RJR NABISCO


Date:       January 20, 1994

To:         L. R. Ricciardi

From:       C. M. Harper

Subject:    Spousal SERP Benefit




This is to follow up our conversation the other day concerning the SERP benefit that your spouse would receive if you were to die while employed by the Company after August 14, 1995, the date upon which you may first retire with CEO consent (as previously given to you). During our discussion, you correctly pointed out that if you were to die while employed by the Company after August 14, 1995, your spouse would receive a SERP benefit roughly one-half the size of the benefit that you would have received had you retired on August 14, 1995. Thus, you might be compelled to retire on that date in order to secure the higher SERP benefit, and this may be contrary to the desires of both the Company and you that you continue working for the Company.

In order to remove this potential obstacle to your continued service with the Company beyond August 14, 1995, I have been authorized by the Compensation Committee of the Board to confirm to you that if you should die while employed by the Company after that date, your spouse will receive the same lump-sum SERP benefit that you would have received had you retired rather than dies on the date of your death. Of course, the lump sum could be used by your spouse to purchase an immediate annuity if she so elects. This benefit will be grossed-up for taxes as your benefit would have been had you retired.

Larry, I trust this addresses the concerns you expressed regarding your SERP benefit. If you concur, please sign this memo next to your printed name above, thereby constituting this as an Agreement between you and the Company.